EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as of October 7, 2019 (“Effective Date”), by and between Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), and Sean E. Browne, an individual (“Employee”). The Company and Employee are sometimes referred to as the “Parties” or “Party” in this Agreement, and the Company may designate a subsidiary to be the employer of the Employee.

In consideration of the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT AND DUTIES.

A. Job Title and Responsibilities and Place of Employment. The Company hereby employs Employee, and Employee hereby agrees to be employed, as President and Chief Executive Officer reporting to the Company’s Board of Directors. If Employee’s title and responsibilities change during the course of Employee’s employment with Employer, the terms of this Agreement shall remain in full force and effect regardless of any change in Employee’s title or responsibilities. The Employee’s principal place of employment shall be the Company’s operational center in Belgrade, Montana, and the position will require extensive travel.

B. Full-Time Best Efforts. Employee agrees to devote Employee’s full professional time and attention to the business of the Company (and its subsidiaries, affiliates, or related entities) and the performance of Employee’s obligations under this Agreement, and will at all times faithfully, industriously and to the best of Employee’s ability, experience and talent, perform all of Employee’s obligations hereunder. Employee shall not, at any time during Employee’s employment by the Company, directly or indirectly, act as a partner, officer, director, consultant or employee, or provide services in any other capacity to any other business enterprise that conflicts with the Company’s business or Employee’s duty of loyalty to the Company. Employee shall seek the written consent of the Company prior to accepting any outside board positions. The Company understands, acknowledges and agrees that Employee serves on the board of directors of Bridge Lacrosse as of the date of this Agreement and consents to Employee’s continued service in such role.

C. Duty of Loyalty. Employee acknowledges that during Employee’s employment with the Company, Employee has participated in and will participate in relationships with existing and prospective clients, customers, partners, suppliers, service providers and vendors of the Company that are essential elements of the Company’s goodwill. The parties acknowledge that Employee owes the Company a fiduciary duty to conduct all affairs of the Company in accordance with all applicable laws and the highest standards of good faith, trust, confidence and candor, and to endeavor, to the best of Employee’s ability, to promote the best interests of the Company.

D. Conflict of Interest. Employee agrees that while employed by the Company, and except with the advance written consent of the Company’s Board of Directors (the “Board”), Employee will not enter into, on behalf of the Company, or cause the Company or any of its affiliates to enter into, directly or indirectly, any transactions with any business organization in which Employee or any member of Employee’s immediate family may be interested as a shareholder, partner, member, trustee, director, officer, employee, consultant, lender or guarantor or otherwise; provided, however, that nothing in this Agreement shall restrict transactions between the Company and any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market and over which Employee does not have the ability to control or significantly influence policy decisions.

2. COMPENSATION.

A. Base Pay. The Company agrees to pay Employee gross annual compensation of $600,000 (“Base Salary”), less usual and customary withholdings, which shall be payable in arrears in accordance with the Company’s customary payroll practices. The Base Salary will be subject to normal periodic review, and such review will consider Employee’s contributions to the Company and the Company’s overall performance.

B. Bonus and Incentive Compensation. Employee shall be eligible for bonus and incentive-based compensation approved by the Board (or a committee thereof) from time to time. The target bonus compensation will be 100% of Employee’s Base Salary, except that for the 2019 calendar year, Employee shall only be eligible to receive a pro-rated bonus, with such proration based on Employee’s start date, and which bonus shall be contingent upon the achievement of performance objectives as established mutually by the Board (or a committee thereof) and Employee. All bonus and incentive compensation shall be less all tax withholdings and other applicable deductions the Company reasonably determines are required to be made and shall be paid in accordance with the bonus and incentive compensation plan documents adopted by the Company; provided, however, that any earned annual bonus shall be paid no later than as soon as reasonably practicable after the filing of the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission (the “SEC”). Employee must remain continuously employed by the Company through the date bonus compensation is paid to be eligible to receive such bonus compensation.

C. Equity Awards. Subject to approval by the Board, the Company agrees to grant Employee, effective as of October 15, 2019 (the “Grant Date”), under the Xtant Medical Holdings, Inc. 2018 Equity Incentive Plan (the “Plan”), a Non-Statutory Stock Option (as defined in the Plan) (the “Option”) to purchase 329,044 shares of Common Stock (as defined in the Plan) at a per share exercise price equal to 100% of the Fair Market Value (as defined in the Plan) of a share of Common Stock on the Grant Date and 329,044 Restricted Stock Units (as defined in the Plan) (the “RSUs”). The Option and RSUs (i) shall vest with respect to 20% of the shares of Common Stock purchasable thereunder on each of the one-year, two-year, three-year, four-year, and five-year anniversaries of the Grant Date, contingent upon Employee having continuously served as an employee of the Company or one of its subsidiaries from the Grant Date until the respective vesting date; (ii) shall be subject to all of the terms and conditions of the Plan; and (iii) shall be evidenced by an appropriate individual award agreement, in substantially the form as previously approved by the Board. If OrbiMed Advisors LLC (including its affiliates) converts any of the outstanding indebtedness of the Company into equity of the Company within five (5) years of the Effective Date, the Company agrees to grant Employee additional equity, 50% of which would be in the form of additional Restricted Stock Units and 50% of which would be in the form of Non-Statutory Stock Options, such that Employee’s total equity in the Company, including the Option and RSUs and any other then prior grants, equals 5% of the Company’s shares outstanding (calculated on converted debt only and not including shares issued to employees, directors or consultants after October 7, 2019 or any additional equity issued through additional investments in the Company). Any additional equity awards made to Employee will be in the sole discretion of the Board. The treatment of the Option, RSUs and any other equity award upon a termination of employment of the Employee or in the event of a Change in Control will be governed by the terms of the award agreement evidencing such Option, RSUs and other equity award and the Plan. Copies of the award agreements which will evidence the Option and RSUs have been provided to Employee prior to the execution of this Agreement.

D. Benefits. During Employee’s employment, Employee will be eligible to participate in the Company’s benefit programs, as summarized and as governed by any plan documents concerning such benefits. Employee acknowledges that the Company may amend, modify or terminate any of its benefit plans or programs at any time and for any reason. Employee will be eligible for 25 days of paid vacation per year, subject to the Company’s carryover policy for unused vacation in effect from time to time. The Company will also provide Employee with a disability insurance policy.

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E. Reimbursement of Expenses. The Company will reimburse Employee’s reasonable travel and business expenses in accordance with the Company’s policies.

F. Clawback. Employee agrees that any compensation or benefits provided by the Company under this Agreement or otherwise will be subject to recoupment or clawback by the Company under any applicable clawback or recoupment policy of the Company as may be in effect from time-to-time or as required by applicable law, regulation or stock exchange listing requirement.

G. Indemnification. The Company shall indemnify Employee as provided in the Company’s standard form of indemnification agreement.

3. CONFIDENTIAL INFORMATION.

A. Employee understands that during Employee’s employment relationship with the Company, the Company intends to provide Employee with information, including Confidential Information (as defined herein), without which Employee would not be able to perform Employee’s duties to the Company. Employee agrees, at all times during the term of Employee’s employment relationship and thereafter, to hold in strictest confidence, and not to use or disclose, except for the benefit of the Company to the extent necessary to perform Employee’s obligations to the Company, any Confidential Information that Employee obtains, accesses or creates during the term of the relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of Employee or of others under confidentiality obligations as to the information involved. Employee understands that “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company by third parties under an obligation of non-disclosure or non-use or both. “Confidential Information” includes, without limitation, inventions, technical data, trade secrets, clinical data, regulatory information and strategies, marketing ideas or plans, research, product or service ideas or plans, business strategies, investments, investment opportunities, potential investments, market studies, industry studies, historical financial data, financial information and results, budgets, identity of customers, forecasts (financial or otherwise), possible or pending transactions, customer lists and domain names, price lists, and pricing methodologies.

B. At all times, both during Employee’s employment and after its termination, Employee will keep and hold all such Confidential Information in strict confidence and trust. Employee will not use or disclose any Confidential Information without the prior written consent of the Company, except as may be necessary to perform Employee’s duties as an employee of the Company for the benefit of the Company. Employee may disclose information that Employee is required to disclose by valid order of a government agency or court of competent jurisdiction, provided that Employee will:

1. Notify the Company in writing immediately upon learning that such an order may be sought or issued,

2. Cooperate with the Company as reasonably requested if the Company seeks to contest such order or to place protective restrictions on the disclosure pursuant to such order, and

3. Comply with any protective restrictions in such order, and disclose only the information specified in the order.

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C. Upon termination of employment with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee’s work with the Company.

D. Employee agrees not to infringe the copyrights of the Company, its customers or third parties (including, without limitation, Employee’s previous employer, customers, etc.) by unauthorized or unlawful copying, modifying or distributing of copyrighted material, including plans, drawings, reports, financial analyses, market studies, computer software and the like.

4. COVENANT NOT TO COMPETE.

A. Non-competition Covenant. Employee agrees that during the Restricted Period (as defined below), without the prior written consent of the Company, Employee shall not, directly or indirectly within the Territory (as defined below): (i) personally, by agency, as an employee, independent contractor, consultant, officer, director, manager, agent, associate, investor (other than as a passive investor holding less than five percent of the outstanding equity of an entity), or by any other artifice or device, engage in any Competitive Business (as defined below), (ii) assist others, including but not limited to employees of the Company, to engage in any Competitive Business, or (iii) own, purchase, finance, organize or take preparatory steps to own, purchase, finance, or organize a Competitive Business.

B. Definitions.

1. “Competitive Business” means (i) any person, entity or organization which is engaged in or about to become engaged in research on, consulting regarding, or development, production, marketing or selling of any product, process, technology, device, invention or service which resembles, competes with or is intended to resemble or compete with a product, process, technology, device, invention or service under research or development or being promoted, marketed, sold or serviced by the Company or any subsidiary; or (ii) any other line of business that was conducted by the Company or any subsidiary or that Employee knows or should reasonably know is actively preparing to pursue at any time during the term of Employee’s employment with the Company.

2. “Territory” means the United States of America.

3. “Restricted Period” means the period of Employee’s employment with the Company and for a period of twelve (12) months following the termination of Employee’s employment.

5. NON-SOLICITATION AND NON-INTERFERENCE COVENANTS.

A. Non-solicitation of Employees and Others. During the Restricted Period, (i) Employee shall not, directly or indirectly, solicit, recruit, or induce, or attempt to solicit, recruit or induce any employee, consultant, independent contractor, vendor, supplier, or agent to terminate or otherwise adversely affect his or her employment or other business relationship (or prospective employment or business relationship) with the Company, and (ii) Employee shall not, directly or indirectly, solicit, recruit, or induce, or attempt to solicit, recruit or induce any employee to work for Employee or any other person or entity, other than the Company or its affiliates or related entities.

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B. Non-solicitation of Customers. During the Restricted Period, Employee shall not, directly or indirectly, solicit, recruit, or induce any Customer (as defined below) for the purpose of (i) providing any goods or services related to a Competitive Business, or (ii) interfering with or otherwise adversely affecting the contracts or relationships, or prospective contracts or relationships, between the Company (including any related or affiliated entities) and such Customers. “Customer” means a person or entity with which Employee had contact or about whom Employee gained information while an Employee of the Company, and to which the Company was selling or providing products or services, was in active negotiations for the sale of its products or services, or was otherwise doing business as of the date of the cessation of Employee’s employment with the Company or for whom the Company had otherwise done business within the twelve (12) month period immediately preceding the cessation of Employee’s employment with the Company.

6. ACKNOWLEDGEMENTS. Employee acknowledges and agrees that:

A. The geographic and duration restrictions contained in Paragraphs 4 and 5 of this Agreement are fair, reasonable, and necessary to protect the Company’s legitimate business interests and trade secrets, given the geographic scope of the Company’s business operations, the competitive nature of the Company’s business, and the nature of Employee’s position with the Company;

B. Employee’s employment creates a relationship of confidence and trust between Employee and the Company with respect to the Confidential Information, and Employee will have access to Confidential Information (including but not limited to trade secrets) that would be valuable or useful to the Company’s competitors;

C. The Company’s Confidential Information is a valuable asset of the Company, and any violation of the restrictions set forth in this Agreement would cause substantial injury to the Company;

D. The restrictions contained in this Agreement will not unreasonably impair or infringe upon Employee’s right to work or earn a living after Employee’s employment with the Company ends; and

E. This Agreement is a contract for the protection of trade secrets under applicable law and is intended to protect the Confidential Information (including trade secrets) identified above.

7. “BLUE PENCIL” AND SEVERABILITY PROVISION. If a court of competent jurisdiction declares any provision of this Agreement invalid, void, voidable, or unenforceable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest possible extent under applicable law from improper competition and the misuse or disclosure of trade secrets and Confidential Information. To the extent such a provision (or portion thereof) may not be reformed so as to make it enforceable, it may be severed and the remaining provisions shall remain fully enforceable.

8. INVENTIONS.

A. Inventions Retained and Licensed. Attached as Exhibit A is a list describing all inventions and information created, discovered or developed by Employee, whether or not patentable or registrable under patent, copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or with others before Employee’s employment with the Company (“Prior Inventions”), which belong in whole or in part to Employee, and which are not being assigned by Employee to the Company. Employee represents that Exhibit A is complete and contains no confidential or Confidential information belonging to a person or entity other than Employee. Employee acknowledges and agrees that Employee has no rights in any Inventions (as that term is defined below) other than the Prior Inventions listed on Exhibit A. If there is nothing identified on Exhibit A, Employee represents that there are no Prior Inventions as of the time of signing this Agreement. Employee shall not incorporate, or permit to be incorporated, any Prior Invention owned by Employee or in which he has an interest in a Company product, process or machine without the Company’s prior written consent. Notwithstanding the foregoing, if, in the course of Employee’s employment with the Company, Employee directly or indirectly incorporates into a Company product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use, create derivative works from and sell such Prior Invention as part of or in connection with such product, process or machine.

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B. Assignment of Inventions. Employee shall promptly make full, written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby irrevocably transfers and assigns, and agrees to transfer and assign, to the Company, or its designee, all his right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks (and all associated goodwill), mask works, or trade secrets, whether or not they may be patented or registered under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during Employee’s employment by the Company (the “Inventions”). Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of his employment with the Company and which may be protected by copyright are “Works Made For Hire” as that term is defined by the United States Copyright Act. Employee understands and agrees that the decision whether to commercialize or market any Invention developed by Employee solely or jointly with others is within the Company’s sole discretion and the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such invention.

Employee recognizes that Inventions relating to his activities while working for the Company and conceived or made by Employee, whether alone or with others, within one (1) year after cessation of Employee’s employment, may have been conceived in significant part while employed by the Company. Accordingly, Employee acknowledges and agrees that such Inventions shall be presumed to have been conceived during Employee’s employment with the Company and are to be, and hereby are, assigned to the Company unless and until Employee has established the contrary.

The requirements of this Paragraph 8B do not apply to any intellectual property for which no equipment, supplies, facility or trade secret information of the Company was used, and which was developed entirely on the Employee’s own time, and (i) which does not relate (x) directly to the Company’s business or (y) to the Company’s actual or demonstrably anticipated research and development or (ii) which does not result from any work the Employee performed for the Company.

C. Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during his employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

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D. Patent, Trademark and Copyright Registrations. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, service marks, mask works, or any other intellectual property rights in any and all countries relating thereto, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments the Company reasonably deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such inventions, and any copyrights, patents, trademarks, service marks, mask works, or any other intellectual property rights relating thereto. Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or paper shall continue after termination or expiration of this Agreement or the cessation of his employment with the Company. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason, after reasonably diligent efforts, to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents, trademarks or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, trademarks or copyright registrations thereon with the same legal force and effect as if executed by Employee; this power of attorney shall be a durable power of attorney which shall come into existence upon Employee’s mental or physical incapacity.

9. SURVIVAL AND REMEDIES. Employee’s obligations of nondisclosure, non-solicitation, non-interference, and non-competition under this Agreement shall survive the cessation of Employee’s employment with the Company and shall remain enforceable as provided in this Agreement. In addition, Employee acknowledges that upon a breach or threatened breach of any obligation of nondisclosure, non-solicitation, non-interference, or noncompetition of this Agreement, the Company may suffer irreparable harm and damage for which money alone cannot fully compensate the Company. Employee therefore agrees that upon such breach or threat of imminent breach of any such obligation, the Company shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring Employee from violating any such provision. This Paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the law, including the right to seek damages from Employee for a breach of any provision of this Agreement and the right to require Employee to account for and pay over to the Company all profits or other benefits derived or received by Employee as the result of such a breach, nor shall this Paragraph be construed to limit the rights or remedies available under state law for any violation of any provision of this Agreement.

10. RETURN OF COMPANY PROPERTY. All devices, records, reports, data, notes, compilations, lists, proposals, correspondence, specifications, equipment, drawings, blueprints, manuals, DayTimers, planners, calendars, schedules, discs, data tapes, financial plans and information, or other recorded matter, whether in hard copy, magnetic media or otherwise (including all copies or reproductions made or maintained, whether on the Company’s premises or otherwise), pertaining to Employee’s work for the Company, or relating to the Company or the Company’s Confidential Information, whether created or developed by Employee alone or jointly during his employment with the Company, are the exclusive property of the Company. Employee shall surrender the same (as well as any other property of the Company) to the Company upon its request or promptly upon the cessation of employment. Upon cessation of Employee’s employment, Employee agrees to sign and deliver the “Termination Certificate” attached as Exhibit B, which shall detail all Company property that is surrendered upon cessation of employment.

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11. NO CONFLICTING AGREEMENTS OR IMPROPER USE OF THIRD-PARTY INFORMATION. During his employment with the Company, Employee shall not improperly use or disclose any confidential information or trade secrets of any former employer or other person or entity, and Employee shall not bring on to the premises of the Company any unpublished document or confidential information belonging to any such former employer, person or entity, unless consented to in writing by the former employer, person or entity. Employee represents that he has not improperly used or disclosed any confidential information or trade secrets of any other person or entity during the application process or while employed or affiliated with the Company. Employee also acknowledges and agrees that he is not subject to any contract, agreement, or understanding that would prevent Employee from performing his duties for the Company or otherwise complying with this Agreement. Notwithstanding the generality of the foregoing, Employee represents and warrants to the Company that Employee is not currently subject to a non-competition, non-solicitation, confidentiality, or other such agreement which prohibits Employee from working for the Company and its subsidiaries. To the extent Employee violates this provision, or his employment with the Company constitutes a breach or threatened breach of any contract, agreement, or obligation to any third party, Employee shall indemnify and hold the Company harmless from all damages, expenses, costs (including reasonable attorneys’ fees) and liabilities incurred in connection with, or resulting from, any such violation or threatened violation.

12. TERMINATION.

A. By Either Party. Either Party may terminate the Employee’s at-will employment at any time with or without notice, and with or without cause. Except as provided in this Paragraph 12, upon termination of employment, Employee shall only be entitled to Employee’s accrued but unpaid Base Salary and other benefits earned under any Company-provided plans, policies and arrangements for the period preceding the effective date of the termination of employment.

B. Termination Without Cause. If the Company terminates Employee’s employment without Cause (defined below), Employee shall be entitled to receive continuing severance pay at a rate equal to Employee’s Base Salary, as then in effect, for twelve (12) months from the date of termination of employment, less all required tax withholdings and other applicable deductions, payable in accordance with the Company’s standard payroll procedures, commencing on the effective date of a Separation Agreement and Release of claims against the Company that has not been revoked, in substantially the form of Exhibit C attached hereto, the timely execution and performance by Employee of which is specifically a condition to his receipt of any of the payments and benefits provided under this Paragraph 12B; provided that (1) such Separation Agreement and Release shall be executed and be fully effective within sixty (60) days of the Employee’s termination of employment; (2) the first payment shall include any amounts that would have been paid to Employee if payment had commenced on the date of termination of employment; and (3) Employee shall not be required to execute a release of any claims arising from the Company’s failure to comply with its obligations under Paragraph 12A. If Employee timely and effectively elects continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar state law, the Company will pay or reimburse the premiums for such coverage of Employee (and his dependents, as applicable) at the same rate it pays for active employees for a period for twelve (12) months from the date of termination of employment; provided that the Company’s obligation to make such payments shall immediately expire if Employee ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage. Notwithstanding the foregoing, any of the foregoing payments due under this Paragraph 12B shall commence within sixty (60) days of Employee’s termination of employment, provided that if such sixty (60)-day period spans two (2) calendar years, payments shall commence in the latter calendar year. In addition to the foregoing and subject to Employee’s execution of a Separation Agreement and Release of claims against the Company that has been executed and not revoked within any applicable rescission period that has expired within sixty (60) days of the Employee’s termination of employment, Employee shall be entitled to the pro-rated amount of any unpaid bonus for the calendar year in which his termination of employment occurs, if earned pursuant to the terms thereof (except for the provision of remaining an employee through the date of payment thereof) and at such time and in such manner as determined by the Board (or a committee thereof) in its sole discretion pursuant to the terms thereof, provided such bonus shall be paid no later than as soon as reasonably practicable after the earlier of the filing of the Company’s Annual Report on Form 10-K with the SEC and December 31 of the calendar year immediately following the calendar year in which the bonus is being measured.

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C. Termination Upon a Change in Control. If the Company or any successor in interest to the Company terminates Employee’s employment without Cause in connection with or within twelve (12) months after a Change in Control (defined below) or if Employee terminates his employment for Good Reason (defined below) within twelve (12) months after a Change in Control, Employee shall be entitled to receive (i) his accrued but unpaid Base Salary and other benefits earned under any Company-provided plans, policies and arrangements for the period preceding the effective date of the termination of employment, and (ii) a lump-sum payment equal to one times Employee’s Base Salary, as then in effect, less all tax withholdings and other applicable deductions the Company reasonably determines are required to be made, payable on the first regular payroll date after the effective date of a Separation Agreement and Release that has been executed and not revoked within any applicable rescission period that has expired within sixty (60) days of the Employee’s termination of employment, in substantially the form of Exhibit C attached hereto, the execution and performance by Employee of which is specifically a condition to his receipt of any of the payments and benefits provided under this Paragraph 12C; provided that Employee shall not be required to execute a release of any claims arising from the Company’s failure to comply with its obligations under Paragraph 12A. If Employee timely and effectively elects continuation coverage under the Company’s group health plan pursuant to COBRA or similar state law, the Company will pay or reimburse the premiums for such coverage of Employee (and his dependents, as applicable) at the same rate it pays for active employees for a period for twelve (12) months from the date of termination of employment; provided that the Company’s obligation to make such payments shall immediately expire if Employee ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage. Notwithstanding the previous provisions of this Paragraph 12C, any payments due under this Paragraph 12C shall commence within sixty (60) days of Employee’s termination of employment, provided that if such sixty (60)-day period spans two calendar years, payments shall commence in the latter calendar year. In addition to the foregoing and subject to Employee’s timely execution of a Separation Agreement and Release that has been executed and not revoked within any applicable rescission period that has expired within sixty (60) days of the Employee’s termination of employment, Employee shall be entitled to the pro-rated amount of any unpaid bonus for the calendar year in which his termination of employment occurs, if earned pursuant to the terms thereof (except for the provision of remaining an employee through the date of payment thereof) and at such time and in such manner as determined by the Board (or a committee thereof) in its sole discretion pursuant to the terms thereof, provided such bonus shall be paid no later than as soon as reasonably practicable after the earlier of the filing of the Company’s Annual Report on Form 10-K with the SEC and December 31 of the calendar year immediately following the calendar year in which the bonus is being measured. The payments and benefits described in this Paragraph 12C are in lieu of, and not in addition to, the payments and benefits described in Paragraph 12B, it being understood by Employee that he shall be paid and receive only one set of severance payments and benefits.

D. Termination for Cause, Death or Disability, or Resignation. If Employee’s employment with the Company terminates voluntarily by Employee other than for Good Reason pursuant to Paragraph 12C above, for Cause by the Company or due to Employee’s death or disability, then payments of compensation by the Company to Employee hereunder will terminate immediately (except as to amounts already earned).

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E. Definitions.

1. “Cause.” For all purposes under this Agreement, “Cause” is defined as (i) gross negligence or willful failure to perform Employee’s duties and responsibilities to the Company; (ii) commission of any act of fraud, theft, embezzlement, financial dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) conviction of, or pleading guilty or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude; or (iv) material breach by Employee of any of his obligations under this Agreement or any written agreement or covenant with the Company, including the policies adopted from time to time by the Company applicable to all employees.

2. “Good Reason.” For all purposes under this Agreement, “Good Reason” is defined as Employee’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Employee’s express written consent: (i) a material reduction of Employee’s duties, authority, reporting level, or responsibilities, relative to Employee’s duties, authority, reporting level, or responsibilities in effect immediately prior to such Change in Control; (ii) a material reduction in Employee’s base compensation; or (iii) the Company’s requiring of Employee to change the principal location at which Employee is to perform his services by more than fifty (50) miles. Employee will not resign for Good Reason without first providing the Company with written notice within thirty (30) days of the initial occurrence of the event that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition shall not have been cured.

3. “Change in Control.” For all purposes under this Agreement, a “Change in Control” means a Change in Control, as defined in the Plan, that occurs after the date hereof; provided, however, that a liquidation, dissolution or winding up of the Company or change in the state of the Company’s incorporation shall not constitute a Change in Control event for purposes of this Agreement nor shall any change in percentage ownership of the Company held by OrbiMed Advisors LLC or any of its affiliates, whether as a result of a conversion of debt into equity or otherwise, constitute a Change in Control event for purposes of this Agreement.

F. No Other Benefits. In the event of a termination of Employee’s employment with the Company, the provisions of this Paragraph 12 are Employee’s exclusive right to severance benefits and are in lieu of participation in any other severance policy or plan to which Employee might otherwise be entitled.

G. Termination from any Offices Held. Upon his termination of employment with the Company, Employee agrees that and any and all offices held, if applicable, shall be automatically terminated. Employee agrees to cooperate with the Company and execute any documents reasonably required by the Company or competent authorities to effect this provision.

13. GENERAL PROVISIONS.

A. Governing Law; Consent To Personal Jurisdiction. The laws of the State of Minnesota shall govern the Employee’s employment and this Agreement without regard to conflict of laws principles. Employee and the Company each hereby consents to the personal jurisdiction of the state courts located in Hennepin County, State of Minnesota, and the federal district court sitting in Hennepin County, State of Minnesota, if that court otherwise possesses jurisdiction over the matter, for any legal proceeding concerning Employee’s employment or termination of employment, or arising from or related to this Agreement or any other agreement executed between Employee and the Company.

B. Expenses. Except as otherwise provided in Employee’s Indemnification Agreement with the Company or any other agreement between the Company and Employee, Employee and the Company hereby consents that each shall be responsible for their own legal expenses for any legal proceeding related to this Agreement or any other agreement executed between Employee and the Company.

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C. Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth this entire Agreement between the Company (and any of its related or affiliated entities, officers, agents, owners or representatives) and Employee relating to the subject matter herein, and supersedes any and all prior discussions and agreements, whether written or oral, on the subject matter hereof, including without limitation that certain offer letter dated September 23, 2019 between the Parties, which includes the Employment Offer Term Sheet provided to Employee by the Company prior to the commencement of his employment with the Company. To the extent that this Agreement may conflict with the terms of another written agreement between Employee and the Company, the terms of this Agreement will control.

D. Modification. No modification of or amendment to this Agreement will be effective unless in writing and signed by Employee and an authorized representative of the Company.

E. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of its ability to enforce that provision or any other provision. The Company’s failure to enforce any breach of this Agreement shall not act as a waiver of that breach or any future breach. No waiver of any of the Company’s rights under this Agreement will be effective unless in writing. Any such written waiver shall not be deemed a continuing waiver unless specifically stated, and shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

F. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s, affiliates, subsidiaries, successors and assigns. Employee shall not have the right to assign his rights or obligations under this Agreement.

G. Construction. The language used in this Agreement will be deemed to be language chosen by Employee and the Company to express their mutual intent, and no rules of strict construction will be applied against either Party.

H. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement. Signatures of the parties that are transmitted in person or by facsimile or e-mail shall be accepted as originals.

I. Further Assurances. Employee agrees to execute any proper oath or verify any document required to carry out the terms of this Agreement.

J. Title and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

K. Notices. All notices and communications that are required or permitted to be given under this Agreement shall be in writing and shall be sufficient in all respects if given and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving Party at such Party’s address shown in the signature blocks below or to such other address as such Party may have given to the other by notice pursuant to this Paragraph. Notice shall be deemed given (i) on the date of delivery in the case of personal delivery, electronic mail or facsimile, or (ii) on the delivery or refusal date as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

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L. Section 409A. The amounts payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Any payments due under this Agreement on account of a termination of employment shall only be payable if the termination constitutes a “separation from service” within the meaning of Section 409A. To the extent that any such payments are determined to be subject to Section 409A, (i) the terms of this Agreement shall be interpreted to avoid incurring any penalties under Section 409A, (ii) any right to a series of installment payments is to be treated as a right to a series of separate payments, and (iii) any payments due to a “specified employee” of a publicly-traded company upon a separation from service shall be delayed until the first day of the seventh month following such separation from service. Notwithstanding the foregoing, in no event shall the Company be responsible for any taxes or penalties due under Section 409A.

14. EMPLOYEE’S ACKNOWLEDGMENTS. Employee acknowledges that he is executing this Agreement voluntarily and without duress or undue influence by the Company or anyone else and that Employee has carefully read this Agreement and fully understands the terms, consequences, and binding effect of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Employment Agreement as of the date first written above.

EMPLOYEE	XTANT MEDICAL HOLDINGS, INC.

/s/ Sean E. Browne	/s/ Jeffrey Peters
Sean E. Browne	Jeffrey Peters
Chair of the Board of Directors
[Address]

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EXHIBIT A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

IS A LIST ATTACHED? (PLEASE CHECK): _____YES _____NO

NOTE: The following is a list of all Prior Inventions made, conceived, developed or reduced to practice by Employee prior to his employment with the Company.

IF NO SUCH LIST IS ATTACHED, THAT MEANS EMPLOYEE IS NOT ASSERTING THE EXISTENCE OF ANY PRIOR INVENTIONS.

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EXHIBIT B

TERMINATION CERTIFICATE

I hereby represent and certify that I have in all material respects complied with my obligations to the Company under the Employment Agreement between the Company and me to which the form of this Certificate is attached as Exhibit B.

I also represent that on or before my last day, I have specifically returned the following items:

[ ]	Computer/laptop

[ ]	Keys/access cards

[ ]	Company credit card

[ ]	Other equipment (please list)_______________________________________________

____________________________________________________________________________

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EXHIBIT C

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement (“Agreement”) and the Release, which is attached and incorporated by reference as Exhibit A (“Release”), are made by and between Sean E. Browne (“Employee”), and Xtant Medical Holdings, Inc., its affiliates, related or predecessor corporations, subsidiaries, successors and assigns (“Employer”).

Employer and Employee (collectively, “Parties”) wish to end their employment relationship in an honorable, dignified and orderly fashion. Toward that end, the Parties have agreed to separate according to the following terms.

IN CONSIDERATION OF THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

1. Termination. Employee’s employment shall end on a date and time Employer shall determine (“Termination Date”).

2. Consideration. Employer shall, (1) after receipt of a fully executed Agreement and Release; (2) after expiration of all applicable rescission periods; and (3) provided Employee complies with her obligations under this Agreement, provide Employee with separation benefits (“Consideration”) in compliance with Employee’s Employment Agreement (“Exhibit B”):

3. Termination of Benefits. Except as otherwise provided by this Agreement, Employee’s participation in Employer’s employee benefits, bonus, and all other compensation or commission plans, will terminate on the Termination Date, unless otherwise provided by law, or benefit plan. Employee shall receive no compensation or benefits under such plans, except as specifically provided in Section 2 of this Agreement.

4. Execution of Agreement and Release of all Claims. Employee agrees to fully execute this Agreement, and the Release attached as Exhibit A, releasing any and all actual or potential claims which may have arisen at any time during her employment with or termination from employment with Employer. Employee’s failure to execute this Agreement and/or Release, or any attempt to rescind this Agreement or that Release, shall terminate this Agreement, and the Parties’ respective rights and obligations under this Agreement.

5. Satisfactory Performance and Cooperation During Transition. Employee shall fully cooperate with Employer in responding to questions, providing assistance and information, and defending against claims of any type, and will otherwise assist Employer as Employer may request through Employee’s Termination Date (“Transition Period”). More specifically:

(a) During the Transition Period, Employee shall reasonably cooperate with Employer as it meets and otherwise communicates/works, with Employer’s employees, customers, strategic relationships, consultants, and vendors on the transition of Employee’s duties to other individuals. Employee shall be available, upon reasonable notice, during business hours to respond to Employer’s questions and electronic communications. Employer shall reimburse Employee for Employee’s reasonable out-of-pocket expenses (such reimbursement shall not include compensation for any such time or Employee’s attorney’s fees) incurred in accordance with this paragraph upon submission of receipts to Employer for such expenses.

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(b) Employee shall not, absent Employer’s specific approval, initiate any form of communication with Employer’s employees, customers or strategic partners regarding Employer, Employer’s products or Employees, and shall communicate with such persons in the above capacity only in conjunction with person(s) who Employer has designated to participate in such communications.

6. Stipulation of No Charges. Employee affirmatively represents that he has not filed nor caused to be filed any charges, claims, complaints, or actions against Employer before any federal, state, or local administrative agency, court, or other forum. Except as expressly provided in this Agreement or required by law, Employee acknowledges and agrees that he has been paid all wages, bonuses, compensation, benefits and other amounts that are due, with the exception of any vested right under the terms of a written ERISA-qualified benefit plan. Employee waives any right to any form of recovery or compensation from any legal action, excluding any action claiming this Agreement and Release violate the Age Discrimination in Employment Act (“ADEA”) and/or the Older Workers Benefit Protection Act (“OWBPA”), filed or threatened to be filed by Employee or on Employee’s behalf based on Employee’s employment, terms of employment, or separation from, Employer. Employee understands that any Consideration paid to Employee pursuant to this Agreement may be deducted from any monetary award he may receive as a result of a successful ADEA and/or OWBPA claim or challenge to this Agreement and Release. This does not preclude Employee from eligibility for unemployment benefits, and does not preclude or obstruct Employee’s right to file a Charge with the Equal Employment Opportunity Commission (“EEOC”).

7. Return of Property. Employee shall return, on or before the Termination Date, all Employer property in Employee’s possession or control, including but not limited to any drawings, orders, files, documents, notes, computers, laptop computers, fax machines, cell phones, smart devices, access cards, fobs, keys, reports, manuals, records, product samples, correspondence and/or other documents or materials related to Employer’s business that Employee has compiled, generated or received while working for Employer, including all electronically stored information, copies, samples, computer data, disks, or records of such materials. Employee must return to Employer, and Employee shall not retain, any Employer property as previously defined in this section.

8. Agreement Not to Seek Future Employment. Employee agrees that he will never knowingly seek nor accept employment or a consulting/independent contractor relationship with Employer, nor any other entity owned by Xtant Medical Holdings, Inc., either directly or through a consulting firm.

9. Withholding For Amounts Owed to Employer. Execution of this Agreement shall constitute Employee’s authorization for Employer to make deductions from Employee’s Consideration, for Employee’s indebtedness to Employer, or to repay Employer for unaccrued Paid Time Off already taken, employee purchases, wage or benefit overpayment, or other Employer claims against Employee, to the extent permitted by applicable law.

10. Non-Disparagement. Employee agrees that, unless it is in the context of an EEOC or other civil rights or other government enforcement agency investigation or proceeding, Employee will make no critical, disparaging or defamatory comments regarding Employer or any Released Party, as defined in the Release, in any respect or make any comments concerning the conduct or events which precipitated Employee’s separation. Furthermore, Employee agrees not to assist or encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against Employer or any Released Party. This provision does not prohibit Employee from participating in an EEOC or other civil rights or other government enforcement agency charge, investigation or proceeding, or from providing testimony or documents pursuant to a lawful subpoena or as otherwise required by law.

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11. Compliance with Employment Agreement and Protection of Confidential Information. Employee agrees to comply with the provisions of and the restrictions set forth in his Employment Agreement (Exhibit B). Employee agrees to never divulge or use any trade secrets, confidential information, or other proprietary information of Employer which Employee obtained or to which Employee had access during his employment with Employer. For purposes of this latter obligation, “Confidential Information” means information that is not generally known and that is proprietary to Employer or that Employer is obligated to treat as proprietary. It includes, but is not limited to, information or data of Employer concerning its business, financial statements, patient contact information and data, products, plans, ideas, drawings, designs, concepts, inventions, discoveries, improvements, patent applications, know-how, trade secrets, prototypes, processes, techniques and other proprietary information. It does not include information that Employee can establish: (i) is already lawfully in the possession of Employee through independent means at the time of disclosure thereof; (ii) is or later becomes part of the public domain through no fault of Employee; (iii) is lawfully received by Employee from a third party having no obligations of confidentiality to Employer; or (iv) is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction. Any information that Employee knows or should reasonably know is Confidential Information, or that Employer treats as Confidential Information, will be presumed to be Confidential Information.

12. Confidentiality. It is the intent of Employer and Employee that the terms of this Agreement be treated as Confidential, except to the extent this Agreement is required to be disclosed under applicable federal securities laws, as determined by Employer. Employee warrants that he has not and agrees that he will not in the future disclose the terms of this Agreement, or the terms of the Consideration to be paid by Employer to Employee as part of this Agreement, to any person other than his attorney, tax advisor, spouse, or representatives of any state or federal regulatory agency, who shall be bound by the same prohibitions against disclosure as bind Employee, and Employee shall be responsible for advising those individuals or agencies of this confidentiality provision. Employee shall not provide or allow to be provided to any person this Agreement, or any copies thereof, nor shall Employee now or in the future disclose the terms of this Agreement to any person, with the sole exception of communications with Employee’s spouse, attorney and tax advisor, unless otherwise ordered to do so by a court or agency of competent jurisdiction.

13. Invalidity. In case any one or more of the provisions of this Agreement or Release shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and Release will not in any way be affected or impaired thereby.

14. Non-Admissions. The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement or the Release shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Minnesota, without reference to its choice of law rules. Any action for breach of this Agreement shall be brought in the federal or state court, as appropriate, located in Minnesota.

16. Voluntary and Knowing Action. Employee acknowledges that he has had sufficient opportunity to review the terms of this Agreement and attached Release, and that he has voluntarily and knowingly entered into this Agreement. Employer shall not be obligated to provide any Consideration to Employee pursuant to this Agreement in the event Employee elects to rescind/revoke the Release. The Release becomes final and binding on the Parties upon expiration of the rescission/revocation period, provided Employee has not exercised his option to rescind/revoke the Release. Any attempt by Employee to rescind any part of the Release obligates Employee to immediately return all Consideration under this Agreement to counsel for Employer.

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EMPLOYEE INITIALS

3

17. Legal Counsel and Fees. Except as otherwise provided in this Agreement and the Release, the Parties agree to bear their own costs and attorneys’ fees, if any. Employee acknowledges that Employer, by this Agreement, has advised his that he may consult with an attorney of his choice prior to executing this Agreement and the Release. Employee acknowledges that he has had the opportunity to be represented by legal counsel during the negotiation and execution of this Agreement and the Release, and that he understands he will be fully bound by this Agreement and the Release.

18. Modification. This Agreement may be modified or amended only by a writing signed by both Employer and Employee.

19. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties’ respective successors and assigns.

20. Notices. Any notice, request or demand required or desired to be given hereunder shall be in writing and shall be addressed as follows:

If to Employer:	Jeffrey Peters
Chair of the Board of Directors
Xtant Medical Holdings, Inc.
664 Cruiser Lane
Belgrade, MT 59714

With a copy to:	Thomas A. Letscher
Fox Rothschild LLP
Campbell Mithun Tower - Suite 2000
222 South Ninth Street
Minneapolis, MN 55402-3338

If to Employee:	Sean E. Browne
Address
Address

Either party may change its address by giving the other Party written notice of its new address.

21. Waivers. No failure or delay by either Party in exercising any right or remedy under this Agreement will waive any provision of this Agreement.

22. Miscellaneous. This Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement.

23. Entire Agreement. Except for any continuing, post-employment, obligations under Exhibit B, or employment related Employer policy, or as otherwise provided in this Agreement, this Agreement, the attached Release, and Exhibit B are the entire Agreement between Employer and Employee relating to his employment and his separation. Employee understands that this Agreement and the Release cannot be changed unless it is done in writing and signed by both Employer and Employee.

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EMPLOYEE INITIALS

4

EMPLOYEE

Sean E. Browne
Dated: ___________, 20____

XTANT MEDICAL HOLDINGS, INC.

By:
Its:

Dated: ___________, 20____

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EMPLOYEE INITIALS

5

EXHIBIT A

RELEASE

I.	Definitions. I, Sean E. Browne, intend all words used in this release (“Release”) to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	“I,” “Me,” and “My” individually and collectively mean Sean E. Browne and anyone who has or obtains or asserts any legal rights or claims through Me or on My behalf.

B.	“Employer” as used in this Release, shall at all times mean Xtant Medical Holdings, Inc. and any affiliates, related or predecessor corporations, parent corporations or subsidiaries, successors and assigns.

C.	“Released Party” or “Released Parties” as used in this Release, shall at all times mean Xtant Medical Holdings, Inc. and its affiliates, related or predecessor corporations, subsidiaries, successors and assigns, present or former officers, directors, shareholders, agents, employees, representatives and attorneys, whether in their individual or official capacities, and its affiliates, related or predecessor corporations, parent corporations or subsidiaries, successors and assigns, present or former officers, directors, shareholders, agents, employees, representatives and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers, insurers’ counsel, whether in their individual or official capacities, and the current and former trustees or administrators of any pension, 401(k), or other benefit plan applicable to the employees or former employees of Employer, in their official and individual capacities.

D.	“My Claims” mean any and all of the actual or potential claims of any kind whatsoever I may have had, or currently may have against Employer or any Released Party, whether known or unknown, that are in any way related to My employment with or separation from employment with Employer, including, but not limited to any claims for: invasion of privacy; breach of written or oral, express or implied, contract; fraud; misrepresentation; violation of the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended; the Genetic Information Nondiscrimination Act of 2008 (“GINA”), 42 U.S.C. § 2000, et seq., the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. § 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), 29 U.S.C. § 2101, et seq., and as amended (“ADAAA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq.; National Labor Relations Act, 29 U.S.C. § 141, et seq., the False Claims Act, 31 U.S.C. § 3729, et seq., Anti-Kickback Statute, 42 U.S.C. § 1320a, et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq., Minn. Stat. § 181, et seq., the Minnesota Whistleblower Act, Minn. Stat. § 181.931, et seq., the Montana Human Rights Act, Mont. Code Ann. § 49-1-101, et seq., the Montana Wrongful Discharge for Employment Act, Mont. Code Ann. § 39-2-901, et seq., the Montana Wage Payment Act, Mont. Code Ann. § 39-3-201, et. seq., the Texas Commission on Human Rights Act, Tex. Lab. Code Ann. §21.001, et seq., Texas Emergency Evacuation Discrimination Act, Tex. Lab. Code Ann. §22.001, et seq., Texas Payday Law, Tex. Lab. Code Ann. §61.001, et seq., Texas Minimum Wage Act, Tex. Lab. Code Ann. §62.001, et seq., Hazard Communication Act, Tex. Health & Safety Code Ann. § 502.001, et seq., Texas’ Juror Protection Law, Tex. Civ. Prac. & Rem. Code Ann. § 122.001, et seq., Texas’ State Militia Protection Law, Tex. Gov. Code Ann. § 431.006, Texas Labor Organization Law, Tex. Lab. Code Ann. § 101.001 et seq. and Tex. Rev. Civ. Stat. Ann. art. 5196(7), Texas’ Workers’ Compensation law, Tex. Lab. Code Ann. §§ 451.001 et seq., Texas’ Wage, Garnishment law, Tex. Fam. Code Ann. §§ 158.209, et seq.; Texas’ Election Law, Tex. Elec. Code Ann. §§ 161.007, 276.004; Texas’ subpoena law, Tex. Lab. Code Ann. § 52.051; Texas’s Employee Coercion Law, Tex. Lab. Code Ann. § 52.041, the Texas Constitution, or any and all other Minnesota, Montana, Texas and other state human rights or fair employment practices statutes, administrative regulations, or local ordinances, and any other Minnesota, Montana, Texas or other federal, state, local or foreign statute, law, rule, regulation, ordinance or order, all as amended. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; negligent hiring; retention or supervision; retaliation; constructive discharge; violation of whistleblower protection laws; unjust enrichment; violation of public policy; and, all other claims for unlawful employment practices, and all other common law or statutory claims.

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EMPLOYEE INITIALS

Ex. A-1

II.	Agreement to Release My Claims. Except as stated in Section V of this Release, I agree to release all My Claims and waive any rights to My Claims. I also agree to withdraw any and all of My charges and lawsuits against Employer; except that I may, but am not required to, withdraw or dismiss, or attempt to withdraw or dismiss, any charges that I may have pending against Employer with the Employment Opportunity Commission (“EEOC”) or other civil rights enforcement agency. In exchange for My agreement to release My Claims, I am receiving satisfactory Consideration from Employer to which I am not otherwise entitled by law, contract, or under any Employer policy. The Consideration I am receiving is a full and fair consideration for the release of all My Claims. Employer does not owe Me anything in addition to what I will be receiving according to the Separation Agreement which I have signed.

III.	Unknown Claims. In waiving and releasing any and all actual, potential, or threatened claims against Employer, whether or not now known to me, I understand that this means that if I later discover facts different from or in addition to those facts currently known by me, or believed by me to be true, the waivers and releases of this Release will remain effective in all respects – despite such different or additional facts and my later discovery of such facts, even if I would not have agreed to the Separation Agreement and this Release if I had prior knowledge of such facts.

IV.	Confirmation of No Claims, Etc. I am not aware of any other facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to any claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, the Anti-kickback Statute. I understand that nothing in this Release interferes with My right to file a complaint, charge or report with any law enforcement agency, with the Securities and Exchange Commission (“SEC”) or other regulatory body, or to participate in any manner in an SEC or other governmental investigation or proceeding under any such law, statute or regulation, or to require notification or prior approval by Employer of any such a complaint, charge or report. I understand and agree, however, that I waive My right to recover any whistleblower award under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other individual relief in any administrative or legal action whether brought by the SEC or other governmental or law enforcement agency, Me, or any other party, unless and to the extent that such waiver is contrary to law. I agree that the Released Parties reserve any and all defenses which they might have against any such allegations or claims brought by Me or on My behalf. I understand that Employer is relying on My representations in this Release and related Separation Agreement.

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Ex. A-2

V.	Exclusions from Release.

A.	The term “Claims” does not include My rights, if any, to claim the following: unemployment insurance benefits; workers compensation benefits; claims for My vested post-termination benefits under any 401(k) or similar retirement benefit plan; My rights to group medical or group dental insurance coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”); My rights to enforce the terms of this Release; or My rights to assert claims that are based on events occurring after this Release becomes effective.

B.	Nothing in this Release interferes with My right to file or maintain a charge with the Equal Employment Opportunity Commission or other local civil rights enforcement agency, or participate in any manner in an EEOC or other such agency investigation or proceeding. I, however, understand that I am waiving My right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, Me, or any other party.

C.	Nothing in this Release interferes with My right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

D.	I agree that Employer reserves any and all defenses, which it has or might have against any claims brought by Me. This includes, but is not limited to, Employer’s right to seek available costs and attorneys’ fees as allowed by law, and to have any monetary award granted to Me, if any, reduced by the amount of money that I received in consideration for this Release.

VI.	Older Workers Benefit Protection Act. The Older Workers Benefit Protection Act applies to individuals age 40 and older and sets forth certain criteria for such individuals to waive their rights under the Age Discrimination in Employment Act in connection with an exit incentive program or other employment termination program. I understand and have been advised that, if applicable, the above release of My Claims is subject to the terms of the OWBPA. The OWBPA provides that a covered individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. If I am a covered individual, I acknowledge that I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that Employer is giving Me twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be My personal, voluntary decision to do so, and will be done with full knowledge of My legal rights. I agree that material and/or immaterial changes to the Separation Agreement or this Release will not restart the running of this consideration period. I also acknowledge that the Separation Agreement, this Release and any other attachments or exhibits have each been written in a way that I understand.

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Ex. A-3

VII.	Right to Rescind and/or Revoke. I understand that insofar as this Release relates to My rights under the Minnesota Human Rights Act, it shall not become effective or enforceable until fifteen (15) days after I sign it. Any such revocation must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

A.	post-marked within the fifteen (15) day revocation period;

B.	properly addressed to:

Jeffrey Peters

Chair of the Board of Directors

Xtant Medical Holdings, Inc.

664 Cruiser Lane

Belgrade, MT 59714

and

C.	sent by certified mail, return receipt requested.

I understand that the Consideration I am receiving for settling and releasing My Claims is contingent upon My agreement to be bound by the terms of this Release. Accordingly, if I decide to rescind or revoke this Release, I understand that I am not entitled to the Consideration described in the Separation Agreement. I further understand that if I attempt to rescind or revoke My release of any claim, I must immediately return to Employer all Consideration I have received under My Agreement.

VIII.	I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have had the opportunity to review this Release with My own attorney. In agreeing to sign this Release, I have not relied on any oral statements or explanations made by Employer, including its employees or attorneys. I understand and agree that this Release and the attached Agreement contain all the agreements between Employer and Me. We have no other written or oral agreements.

Sean E. Browne
Dated: ____________, 20____

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Ex. A-4

EXHIBIT B

AGREEMENT